EXHIBIT 99.1

Midway Gold Appoints Independent Director

February 28, 2012

Denver, Colorado -- Midway Gold Corp. (“Midway” or the “Company”) (MDW:TSX-V; MDW:NYSE-AMEX) is pleased to report that Mr. John W. Sheridan has been appointed to its Board of Directors and as chair of its Audit Committee, filling a previously announced vacancy. All three of Midway’s board committees (Audit, Compensation, and Corporate Governance and Nominating) have three independent board members.

Mr. Sheridan is a prominent leader in Canada’s business community with a strong track record of success in diverse challenges. He was appointed President and Chief Executive Officer of Ballard Power Systems on February 22, 2006. Over the course of a twenty-four year career with Bell Canada, he rose to high impact officer roles including Group Vice President of Business Development, Vice Chairman as well as President and Chief Operating Officer.

In between his positions within Bell Canada, Mr. Sheridan served as CEO of Encom Cable TV and Telecommunications in the UK. He was recognized as an innovative leader in the industry and elected Vice-Chairman of the UK Cable Communication Association in 1994.

Mr. Sheridan has extensive experience in corporate governance, as a director, committee chair and board chair of numerous companies in Canada, the USA, and the UK including Bell Canada, MTS, Aliant and Sun Media Corporation. He currently serves as Chairman of the Board of Dantherm Power, and is a Board member at Ballard and AFCC. He also serves as a member of the Premier’s Technology Council and as Chair of the Canadian Hydrogen and Fuel Cell Association.

Mr. Sheridan holds a Bachelor of Environmental Studies from the University of Waterloo, a Bachelor of Arts from Wilfrid Laurier University’s School of Business and Economics, and a Master of Arts in Economics from Queens University. He has also completed Executive Development Programs at Western, Queen’s and University of Southern California and Harvard Business School.

In connection with Mr. Sheridan’s appointment, the Board granted him non-qualified stock options on a total of 250,000 shares of Midway’s common stock pursuant to Midway’s shareholder approved combined incentive and non-qualified stock option plan. The options are exercisable for up to five years at a price of C$1.89 per share being the last closing price (on February 27, 2012) of Midway’s common shares prior to the grant of options, and are subject to any applicable regulatory hold periods.

ON BEHALF OF THE BOARD
“Daniel E. Wolfus”
Daniel E. Wolfus, Chairman, CEO and Director

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build, and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company’s intended work plans for the projects and resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company’s actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company’s intended work plans for the projects, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company’s properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company’s SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company’s management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.